Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

             PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 2nd Quarter 2012 Earnings

East Syracuse, New York, August 9, 2012 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended June 30, 2012 of $666,000, or $0.11 per diluted share, compared to $1.7 million, or $0.28 per diluted share for the quarter ended June 30, 2011.

For the six months ended June 30, 2012, net income was $1.9 million, or $0.32 per diluted share, compared to $3.3 million, or $0.52 per diluted share, for the same period in the prior year.

Ross J. Prossner, President and CEO of the Company said, “Due in part to the continuing strained economic conditions in our markets combined with the slowing of commercial lending opportunities, earnings results were not as strong as projected.  We continue to improve our cost of funds and beginning in June a portion of our high priced borrowings matured.”

On May 31, 2012, Beacon Federal Bancorp, Inc. (the “Company” or “Beacon Federal Bancorp”) and Berkshire Hills Bancorp, Inc. (“Berkshire” or “Berkshire Hills Bancorp”) jointly announced the execution of a definitive agreement whereby Berkshire will acquire Beacon Federal Bancorp in a 50% stock and 50% cash transaction.   As a result of the merger, Beacon Federal Bancorp’s shareholders will have the right to elect to receive $20.50 in cash or 0.9200 shares of Berkshire Hills Bancorp common stock in exchange for each outstanding share of Beacon Federal Bancorp, as outlined above. The transaction is expected to be completed during the fourth quarter of 2012, subject to the receipt of regulatory approvals and approval by the shareholders of Beacon Federal Bancorp.

Prossner states, “Our team continues to work towards the previously announced acquisition planned for the fourth quarter of Beacon Federal by Berkshire Hills Bank and the value that the transaction represents to our shareholders.”

The financial highlights for the quarter ended June 30, 2012 were as follows:

♦	Net interest margin decreased to 2.62% for the quarter ended June 30, 2012, compared to 3.19% for the same quarter last year.

♦	Cost of funds decreased 17 basis points to 1.96% for the second quarter of 2012, compared to 2.13% for the same quarter last year.

♦
Total loans, including loans held for sale, decreased $39.8 million through the second quarter of 2012, the proceeds of which were utilized to reinvest in securities and to repay borrowings that matured in the second quarter of 2012.

♦	Net charge-offs increased to $1.8 million for the second quarter, compared to $672,000 for the same quarter in 2011.

♦	Provision for loan losses decreased 24.1% to $986,000 for the second quarter, compared to $1.3 million for the same quarter in the prior year.

♦	Book value per share grew by 4.1% to $18.57 at June 30, 2012, compared to $17.84 at June 30, 2011.

♦	On May 25, 2012, a quarterly cash dividend was paid of $0.07 per common share.

Financial Results

Net interest income totaled $6.4 million for the quarter ended June 30, 2012, compared to $8.0 million for the second quarter of 2011.  Net interest margin decreased 57 basis points in the second quarter of 2012, compared to the same period in the prior year due to a decrease in the average yield of interest-earning assets, partially offset by a decrease in cost of funds and a slight increase in the average balance of noninterest-bearing deposits.

The average yield on interest-earning assets for the second quarter of 2012 declined by 72 basis points to 4.32% and the average balance of interest-earning assets decreased by $25.3 million to $984.8 million.  Included in interest-earning assets were nonaccrual loans, carrying a 0% yield, which increased from $11.9 million or 1.46% of total loans at June 30, 2011 to $30.9 million or 4.17% of total loans at June 30, 2012. As high-yielding assets mature, they are being replaced with new lower yielding assets at current market interest rates leading to pressure on the Company’s net interest margin, which is expected to continue in the near term.

The cost of funds decreased by 17 basis points to 1.96% for the second quarter of 2012, compared to the prior year second quarter as a result of the average interest rate paid on deposits for the second quarter of 2012 decreasing 22 basis points to 1.09% as a result of lower market rates for deposits.

Noninterest income for the second quarter of 2012 slightly decreased when compared with the same period of 2011, resulting primarily from an increase of $217,000 in other-than-temporary credit impairment charges, a $114,000 decrease in other non-interest income and a $12,000 decrease in commission and fee income, which was partially offset by a $331,000 increase on the gain of loans sold in the secondary market.

Other-than-temporary credit impairment charges resulted from three securities; one trust preferred security and two private label collateralized mortgage obligations (“CMOs”). The amount of impairment recognized was based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security and with regards to the CMOs, the current and projected delinquencies along with reduced credit support in the underlying mortgages.   The other-than-temporary credit impairment charge for the current quarter of $322,000 was less than 1% of the fair value of our securities portfolio at June 30, 2012.

The decrease in other non-interest income was primarily the result of a $109,000 decrease in income related to carrying loans held for sale at fair value.

Noninterest expense was $5.9 million for the second quarter of 2012, an increase of $331,000 or 6.0%, compared to the same period of 2011.  The increase in noninterest expense was due primarily to an increase of $393,000 in other noninterest expense, merger expenses of $337,000 and an increase of $78,000 in audit and examination fees, partially offset by a decrease of $339,000 in salaries and benefits expense and a $92,000 decrease in FDIC premium expense.

Other noninterest expense increased 42.6% to $1.3 million for the quarter ended June 30, 2012 due to higher loan collection costs.

Audit and examination expense increased 42.2% to $263,000 for the quarter ended June 30, 2012 due primarily to work performed by the Company’s independent registered public accounting firm and work performed by an independent loan review firm.

Salaries and benefits expense decreased 10.9% to $2.8 million for the quarter ended June 30, 2012 as a result of a decrease in the Company’s incentive bonus accrual and lower stock option and stock award expense due to the full vesting of certain options and awards granted in 2008.

FDIC expense decreased 30.7% to $208,000 for the quarter ended June 30, 2012 due primarily to a lower deposit insurance assessment rate.

Financial Position

Total assets decreased by $28.9 million, or 2.8%, to $998.0 million at June 30, 2012.  The decrease was primarily the result of a $41.3 million decrease in net loans and a $9.9 million decrease in cash and cash equivalents, partially offset by a $21.2 million increase in securities.  Cash and cash equivalents decreased due to the repayment of certain FHLB advances that matured in the second quarter of 2012 and the purchase of securities.

Net loans decreased by $41.3 million to $732.1 million due to weak loan demand primarily in our commercial loan portfolio, an exceptionally competitive lending environment, a higher than normal level of prepayments in our residential and commercial loan portfolios and an increased amount of commercial loan charge-offs taken during the first six months of 2012.  The Company’s residential portfolio decreased as a result of normal loan amortizations and prepayments due to the availability of low interest rates and a continued demand for mortgage refinances.

Originations of commercial loans totaled $15.8 million in the second quarter of 2012, compared to $5.3 million in the first quarter of 2012 and $23.6 million in the year-ago quarter.  The increase in the 2012 second quarter’s originations was primarily due to two large loan closings in the second quarter of 2012 coupled with the deferment of several loan closings from the first quarter of 2012 to the second quarter of 2012.

Originations of residential real estate loans totaled $29.9 million in the second quarter of 2012, compared to $19.8 million in the first quarter of 2012 and $16.4 million in the year-ago quarter.

Originations have increased when compared to the first quarter of 2012 due to mortgage interest rates remaining low and the demand for refinances remaining strong, while the purchase market began its seasonal rise in the second quarter of 2012.

Originations of consumer loans totaled $25.3 million in the second quarter of 2012, compared to $19.0 million in the first quarter of 2012 and $20.6 million in the year-ago quarter.  Originations have primarily increased in the Company’s auto-indirect and direct lending areas due primarily to the overall increase in the auto market.

The Company’s investment securities portfolio totaled $173.1 million at June 30, 2012, compared with $151.9 million at December 31, 2011.  The Company’s investment portfolio is primarily comprised of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The Company’s securities’ portfolio at June 30, 2012 consisted of 44% of mortgage-backed securities issued or guaranteed by the United States Government or United States Government-sponsored enterprises, 44% of United States Government Agency collateralized mortgage obligations, 7% of “private label” collateralized mortgage obligations, 3% of pooled trust preferred securities and 2% of debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises.  United States Government Agency mortgage-backed securities, which totaled $77.1 million and collateralized mortgage obligations, which totaled $76.0 million at June 30, 2012, are backed by single family mortgage loans and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which are backed by the United States government.

Deposits decreased by $2.6 million in the second quarter to $678.2 million at June 30, 2012.   The Company continues to pursue lower cost non-maturity deposits, increasing those funds $37.1 million during the first six months of 2012.

Stockholders’ equity increased by $3.1 million to $115.2 million at June 30, 2012 from $112.1 million at December 31, 2011.  The increase was primarily the result of $1.9 million of net income for the six months ended June 30, 2012, $1.1 million of other comprehensive income, $157,000 of amortization of stock-based compensation and $513,000 of allocated ESOP shares, partially offset by cash dividends paid of $822,000.

On July 12, 2012, the Bank entered into a formal agreement (the “Agreement”) with the Office of the Comptroller of the Currency (“OCC”) for the Bank to take various actions with respect to the operation of the Bank.

Ross Prossner states, “Management and the board of directors are committed to taking all necessary actions to promptly address the requirements of the Agreement.  Our team has been diligently working on the matters requiring attention since the beginning of the year and has made substantial progress.”

The Bank’s Tier 1 leverage ratio was 10.99% and its total risk-based capital ratio was 15.60% at June 30, 2012 both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.  The OCC imposed on the Bank certain individual minimum capital ratio amounts (“IMCRs”), requiring Tier 1 Capital equal to at least 9.00% of adjusted total assets and Total Risk Based Capital equal to at least 12.50% of risk-weighted assets. The Bank has met all IMCRs at June 30, 2012.

Asset Quality and Provision for Loan Losses

Total nonperforming assets were $38.7 million or 3.88% of total assets at June 30, 2012, compared to $41.1 million, or 4.01% of total assets, at March 31, 2012 and $16.0 million, or 1.53% of total assets, at June 30, 2011.  Included in nonperforming assets at June 30, 2012 were nonperforming loans of $35.9 million, of which $5.0 million were on accrual status, compared to nonperforming loans of $38.2 million, of which $12.2 million were on accrual status, at March 31, 2012 and nonperforming loans of $15.9 million, of which $871,000 were on accrual status, at June 30, 2011.  Nonperforming assets decreased from March 31, 2012 due to a higher than normal amount of prepayments in our commercial loan portfolio and an increased amount of loan charge-offs taken in the second quarter, partially offset by additions of nonperforming assets.

Net charge-offs for the second quarter of 2012 were $1.8 million, or an annualized 0.95% of average loans, compared to $5.9 million, or an annualized 3.03% of average loans, for the first quarter of 2012 and $672,000, or an annualized 0.33% of average loans, for the second quarter of 2011.  Net charge-offs for the second quarter of 2012 were higher than the second quarter of 2011 due to improvements in credit administration instituted by the Company’s new Chief Credit Risk officer, hired in February 2012.

The allowance for loan losses on loans held in the portfolio was $13.0 million at June 30, 2012, compared to $13.8 million at March 31, 2012 and $16.5 million at June 30, 2011.  The ratio of the allowance for loan losses to total loans was 1.76% at June 30, 2012, compared with 1.83% at March 31, 2012 and 2.03% at June 30, 2011.  The ratio of the allowance for loan losses to nonperforming loans was 36.34% at June 30, 2012, compared with 36.17% at March 31, 2012 and 103.98% at June 30, 2011.  The ratio of the allowance for loan losses to nonperforming loans decreased when compared to June 30, 2011, due to charge-offs taken during the first six months of 2012.

Of the $35.9 million of nonperforming loans at June 30, 2012, $34.8 million were impaired.  The amount of impaired loans decreased $2.4 million when compared to March 31, 2012, due to an increased amount of prepayments in our commercial loan portfolio and loan charge-offs taken in the second quarter of 2012.  The amount of impaired loans increased $24.9 million when compared to June 30, 2011.   We evaluate impaired loans for specific credit loss and although impaired loans increased 250.6%, the amount of the allowance for loan losses on impaired loans decreased 22.0% to $2.9 million at June 30, 2012, when compared to June 30, 2011, primarily due to the increased amount of net charge-offs taken during the first six months of 2012.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with six other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

	At	At
	June 30,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$997,972	$1,026,829
Cash and cash equivalents	33,816	43,724
Securities available for sale	166,806	144,896
Securities held to maturity	6,283	6,975
Loans, net and loans held for sale	734,919	774,691
Federal Home Loan Bank of New York stock and other restricted stock	12,218	12,605
Deposits	678,240	680,856
FHLB advances	118,427	148,427
Securities sold under agreement to repurchase and other short-term borrowings	73,000	73,000
Stockholders’ equity	115,174	112,070

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$10,575	$12,690	$21,866	$25,208
Interest expense	4,151	4,661	8,479	9,397
Net interest income	6,424	8,029	13,387	15,811
Provision for loan losses	986	1,299	1,590	2,278
Net interest income after provision for loan losses	5,438	6,730	11,797	13,533
Noninterest income	1,501	1,515	3,347	3,017
Noninterest expense	5,893	5,562	12,071	11,404
Income before income taxes	1,046	2,683	3,073	5,146
Income tax expense	380	947	1,142	1,891
Net income	$666	$1,736	$1,931	$3,255
Basic earnings per share	$0.11	$0.29	$0.32	$0.53
Diluted earnings per share	$0.11	$0.28	$0.32	$0.52

Asset Quality Ratios:
Nonperforming loans to total loans	4.84%	1.95%	4.84%	1.95%
Nonperforming assets to total assets	3.88%	1.53%	3.88%	1.53%
Annualized net charge-offs to average loans outstanding	0.95%	0.33%	2.01%	0.25%
Allowance for loan losses to non-performing loans at end of period	36.34%	103.98%	36.34%	103.98%
Allowance for loan losses to total loans at end of period	1.76%	2.03%	1.76%	2.03%

	For the Three Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$755,427	$9,164	4.88%	$819,550	$10,912	5.34%
Securities	178,352	1,280	2.89	176,519	1,664	3.78
FHLB stock	10,286	109	4.26	9,989	111	4.46
Interest-earning deposits	40,744	22	0.22	4,027	3	0.30
Total interest-earning assets	984,809	10,575	4.32	1,010,085	12,690	5.04
Noninterest-earning assets	33,117			30,986
Total assets	$1,017,926			$1,041,071

Interest-bearing liabilities:
Savings	$109,876	$137	0.50	$116,697	$149	0.51
Money market accounts	214,109	467	0.88	146,993	289	0.79
Checking accounts	71,956	182	1.02	61,637	138	0.90
Time accounts	232,310	918	1.59	315,269	1,511	1.92
Total deposits	628,251	1,704	1.09	640,596	2,087	1.31
FHLB advances	143,537	1,571	4.40	160,115	1,703	4.27
Reverse repurchase agreements	73,000	680	3.75	70,001	675	3.87
Lease obligation	7,744	196	10.18	7,740	196	10.16
Total interest-bearing liabilities	852,532	4,151	1.96	878,452	4,661	2.13

Noninterest-bearing deposits	46,310			46,066
Other noninterest-bearing liabilities	4,779			3,568
Total liabilities	903,621			928,086
Stockholders’ equity	114,305			112,985
Total liabilities and equity	$1,017,926			$1,041,071

Net interest income		$6,424			$8,029

Net interest rate spread (3)			2.36%			2.91%

Net interest-earning assets (4)	$132,277			$131,633

Net interest margin (5)			2.62%			3.19%

Average of interest-earning assets to interest-bearing liabilities			115.52%			114.98%

(1)	Yields and rates for the three months ended June 30, 2012 and 2011 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2012 and 2011.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.

	For the Six Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$769,781	$19,065	4.98%	$817,110	$21,799	5.38%
Securities	169,414	2,538	3.01	174,640	3,142	3.63
FHLB stock	9,997	229	4.61	10,120	261	5.20
Interest-earning deposits	38,926	34	0.18	2,135	6	0.57
Total interest-earning assets	988,118	21,866	4.45	1,004,005	25,208	5.06
Noninterest-earning assets	31,096			32,482
Total assets	$1,019,214			$1,036,487

Interest-bearing liabilities:
Savings	$106,227	$201	0.38	$113,373	$284	0.51
Money market accounts	213,321	976	0.92	145,102	550	0.76
Checking accounts	67,593	354	1.05	61,285	270	0.89
Time accounts	241,793	2,019	1.68	318,237	3,145	1.99
Total deposits	628,934	3,550	1.14	637,997	4,249	1.34
FHLB advances	145,982	3,182	4.38	161,968	3,413	4.25
Reverse repurchase agreements	72,028	1,355	3.78	70,001	1,343	3.87
Lease obligation	7,744	392	10.18	7,740	392	10.21
Total interest-bearing liabilities	854,688	8,479	2.00	877,706	9,397	2.16

Noninterest-bearing deposits	46,251			43,689
Other noninterest-bearing liabilities	5,301			3,684
Total liabilities	906,240			925,079
Stockholders’ equity	112,974			111,408
Total liabilities and equity	$1,019,214			$1,036,487

Net interest income		$13,387			$15,811

Net interest rate spread (3)			2.45%			2.90%

Net interest-earning assets (4)	$133,430			$126,299

Net interest margin (5)			2.72%			3.18%

Average of interest-earning assets to interest-bearing liabilities			115.61%			114.39%

(1)	Yields and rates for the six months ended June 30, 2012 and 2011 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2012 and 2011.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.